Exhibit 21.1
Subsidiaries of the Registrant

MADISON SQUARE GARDEN, INC.

	JURISDICTION OF
	ORGANIZATION
SUBSIDIARY	OR REGISTRATION	PERCENT OWNED

Eden Insurance Company, Inc.	New York	100%
Rainbow Garden Corp.	Delaware	100%
Regional MSG Holdings LLC	Delaware	100%
MSG Eden Corporation	Delaware	100%
Madison Square Garden, L.P.	Delaware	100%
Continental Road LLC	Delaware	100%
Garden Programming, L.L.C.	Delaware	100%
Madison Square Garden CT, LLC	Delaware	100%
MSG Aircraft Leasing, LLC	Delaware	100%
MSG Flight Operations, LLC	Delaware	100%
MSG Chicago, LLC	Delaware	100%
NY Rangers Enterprises Company	Nova Scotia	100%
The 31st Street Company, L.L.C.	Delaware	100%
Radio City Productions LLC	Delaware	100%
The Grand Tour, LLC	New York	100%
Radio City Trademarks, LLC	Delaware	100%
MSG Aviator, LLC	Delaware	100%
MSG Training Center, LLC	Delaware	100%
MSG National Properties LLC	Delaware	100%
MSG Boston Theatrical, L.L.C.	Delaware	100%
MSG Winter Productions, LLC	Delaware	100%
MSG Vaudeville, LLC	Delaware	100%
FUSE Holdings LLC	Delaware	100%
FUSE Networks LLC	New York	100%
FUSE Programming Inc.	Delaware	100%
SportsChannel Associates	New York	100%